Exhibit 10.3

THE MILLS CORPORATION

STOCK APPRECIATION RIGHTS AGREEMENT

(Change of Control)

THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of                            , 200   (the “Grant Date”), by and between THE MILLS CORPORATION, a Delaware corporation (the “Company”), and                           (the “Grantee”).

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, the Company has offered and committed to grant stock appreciation rights (the “SAR”), to the Grantee in the event of a Change of Control (as defined below).

NOW THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and Grantee hereby agree as follows:

Section 1. Effect of Agreement and Plan.  The SAR granted hereby will be subject to all of the terms and conditions of this Agreement and of any stock appreciation rights plan (the “Plan”) adopted by the Company under the authority of its shareholders or its Board of Directors on or after the date hereof; provided however that such Plan shall not materially reduce the rights and benefits available to the Grantee hereunder.  The Grantee will abide by, and the SAR granted hereby will be subject to, all rules and determinations from time to time issued by the Company’s Executive Compensation Committee (the “Committee”) and by the Board of Directors of the Company pursuant to this Agreement or the Plan.  The Company hereby reserves the right to amend, modify, restate, supplement or terminate this Agreement or any such Plan without the consent of the Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to the Grantee hereunder.

Section 2. Grant.  In consideration of Grantee’s services rendered to the Company or a subsidiary of the Company, and subject to the conditions set forth herein, the Company hereby grants to Grantee the right to receive the Appreciation in Value (as defined below), if any, of                        shares (the “SAR Shares”) of voting common stock of the Company, $0.01 par value per share (the “Common Stock”).  “Appreciation in Value” shall be the increase, if any, in Fair Market Value per share of the Common Stock as of the date of a Change of Control over $              , multiplied by the number of SAR Shares specified in this Agreement.  If the Common Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Common Stock shall be the closing price of the Common Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) as of the date of a Change of Control (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported.

Section 3.  General Terms.

(a) SAR Term and Exercisability. Any provision herein to the contrary notwithstanding, this SAR shall not be exercisable until there shall have first occurred a Change of Control; and until such Change of Control shall  have occurred, the Company shall have no further obligations hereunder.  Unless otherwise defined in any written employment agreement between the Company and Grantee, as used in this Agreement, the term “Change of Control” shall mean any of the following:

(i)             Any individual, corporation (other than the company), partnership, trust, limited liability company, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing more than fifty percent (50%) of the voting power for the election of directors of the Company;

(ii)          There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation owns, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation);

(iii)       During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

(iv)      There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

Notwithstanding the forgoing provisions of this Section 3, a Change of Control shall be deemed not to have occurred in the following circumstances with respect to Grantee if Grantee is, by written agreement, a participant on his or her own behalf in a transaction in which the parties with whom Grantee has the written agreement acquire an interest in the Company in a transaction that otherwise would constitute a Change of Control and, pursuant to the written agreement, Grantee has or will have an equity interest in the resulting entity.

(b) Termination of Employment.  The Grantee’s right to the SAR Shares granted pursuant to this Agreement shall terminate and shall be forfeited in the following events: (a) if the Grantee’s employment with the Company shall have terminated for any reason on or before the date which is six (6) full calendar months prior to the effective date of a Change of Control, or (b) if the Grantee sustains a total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code) or dies before the effective date of a Change of Control.

(c)  Term of SAR; Non-Transferability.  The period beginning with the Date of Grant and ending upon the date a Change of Control shall have occurred is referred to herein as the “SAR Term.”  Except as otherwise determined by the Committee, during the SAR Term the Grantee may not transfer, assign, pledge or dispose of in any manner whatsoever, Grantee’s right to receive the SAR pursuant to this Agreement.  This SAR may be exercised during Grantee’s lifetime only by Grantee.  Any attempt at any transfer, assignment, pledge, or other disposition shall be null and void and without effect and shall cause the immediate termination of the SAR.

Section 4.  Timing of Exercise; Payment.

(a)                                  Timing.  If there is any Appreciation in Value, this SAR shall be deemed to be exercised upon a Change of Control.

(b)                                 Payment.  Within forty five days of a Change of Control, the Company shall deliver to the Grantee a check in an amount equal to the Appreciation in Value, less the amount of any taxes withheld pursuant to Section 12.  Once the Company has delivered payment under this Section 4(b), the SAR shall terminate and the parties shall have no further obligations hereunder.

Section 5.  Adjustments.  In the event of any change in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, combinations, recapitalizations, mergers, consolidations, asset spin-offs, reorganizations or any similar event, the number of SAR Shares subject to this SAR and the Fair Market Value of such Common Stock shall be appropriately adjusted to equitably reflect such event.

Section 6.  Notices.  Any notice to be given to the Company shall be addressed to the Treasurer of the Company at the Company’s principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the subsidiary of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other.  Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

Section 7.  Governing Law.  The law of the State of Delaware, except its law with respect to choice of law, shall be controlling in all matters relating to this SAR.

Section 8.  No Employment Rights.  Grantee acknowledges and agrees that nothing herein or in the Plan (if any), nor any of the rights granted hereunder or thereunder to Grantee, shall be construed to (a) give Grantee the right to remain employed by the Company or any of its subsidiaries or affiliates or to any benefits not specifically provided hereunder or under the Plan or (b) in any manner modify the right of the Company or any of its subsidiaries or affiliates to modify, amend or terminate any of its employee benefit plans.

Section 9.  Stockholder Rights.  Grantee shall not, by reason of any right granted hereunder or under the Plan, have any right as a stockholder of the Company with respect to SAR Shares.

Section 10.  Nature of Payments.  Any and all payments hereunder shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries or affiliates, or

(b) any agreement between the Company or any of its subsidiaries or affiliates on the one hand, and the Grantee on the other hand, except as such plan or agreement shall otherwise expressly provide.

Section 11.  Entire Agreement; Amendment; Waiver.    This Agreement and the Plan (if any) embody the entire agreement of the parties hereto with respect to the Company’s grant of the SAR, and all other matters contained herein.  This Agreement supersedes and replaces any and all prior oral agreements entered with respect to the subject matter hereof.  This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

Section 12.  Withholding of Taxes.  The parties hereto recognize that the Company, a subsidiary or an affiliate may be obligated to withhold federal, state, and local income taxes and social security taxes in connection with any exercise of the SAR hereunder.  The Grantee agrees that the Company, a subsidiary or an affiliate may withhold amounts otherwise due and owing to the Grantee to cover such taxes.  Grantee also agrees that upon demand the Grantee will promptly pay to the Company, a subsidiary or an affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation.  Such payment shall be made in cash or cash equivalent.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

THE MILLS CORPORATION,
a Delaware corporation

By:
Name:
Title: